Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

FOR IMMEDIATE RELEASE		DRG&L
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Provides Preliminary Fourth Quarter 2010

Operating Results Update

•	Same-store merchandise sales increase 7.3%

•	Average retail fuel volumes per store up 4.3%

•	Merchandise margin approximately 33.7% to 34.0%

•	Retail fuel margin approximately 14.7 cents to 15.1 cents per gallon

•	Wholesale fuel margin approximately 4.9 cents to 5.3 cents per gallon

CORPUS CHRISTI, Texas, Jan. 12, 2011 – Susser Holdings Corporation (NASDAQ: SUSS) said today it expects to report same-store merchandise sales growth for the fourth quarter of 2010 of approximately 7.3 percent year-over-year and an increase in retail average per-store-per-week fuel volumes of 4.3 percent. Fourth quarter merchandise margin is expected to be in a range of 33.7 percent to 34.0 percent, and retail fuel margin is expected to be 14.7 cents to 15.1 cents per gallon. Wholesale fuel margin is expected to be 4.9 cents to 5.3 cents per gallon for the fourth quarter.

For the full year, the Company expects to report same-store merchandise sales growth of approximately 4.0 percent and retail average per-store-per-week fuel volume growth of approximately 2.5 percent year-over-year. Merchandise margin is expected in a range of 33.5 percent to 33.7 percent. Retail fuel margin is expected in a range of 18.3 cents to 18.5 cents per gallon, and wholesale fuel margin is expected to be 5.2 cents to 5.4 cents per gallon for the full year 2010.

New Convenience Store/Wholesale Dealer Site Update

The Company opened seven new retail stores during the fourth quarter, closed three and converted three to wholesale dealers for a total of 526 retail stores operated at the end of the year. Four large-format retail stores are currently under construction.

In its wholesale segment, the Company added 51 dealer sites and discontinued three during the fourth quarter, for a total of 431 as of the end of the year, including the previously announced 39-site acquisition completed in October.

Susser Holdings Corporation – Page 2

Preliminary 2010 Results Recap

	4Q 2010 Estimate	Full-Year 2010 Estimate	Full-Year 2009 Actual

Merchandise Same-Store Sales Growth (1)	7.3%	4.0%	3.3%
Avg. Retail Gallons per Store per Week Growth	4.3%	2.5%	2.3%
Merchandise Margin, net of shortages	33.7% - 34.0%	33.5% - 33.7%	33.3%
Fuel Margin, cents per gallon
Retail	14.7 - 15.1	18.3 - 18.5	14.6
Wholesale	4.9 - 5.3	5.2 - 5.4	4.1
Retail Store Count
Beginning of Period	525	525	512
Additions	7	14	15
Closures/Sales	(6)	(13)	(2)
End of Period	526	526	525
Wholesale Dealer Sites
Beginning of Period	383	390	372
Additions	51	59	34
Discontinued	(3)	(18)	(16)
End of Period	431	431	390

(1)	2009 merchandise sales adjusted for 52-week basis.

Conference Presentation January 13

Susser Holdings Chief Financial Officer Mary Sullivan will present at the ICR XChange Conference on Thursday, January 13 in Dana Point, Calif. The presentation, which begins at 11:10 a.m. Pacific Time (2:10 p.m. Eastern Time), will be webcast live and will also be available for later replay. Please visit the investor relations page of Susser’s website at www.susser.com under “Events and Presentations” to access the presentation.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma primarily under the Stripes® banner. Restaurant service is available in more than 310 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to more than 430 independent dealers through its wholesale fuel division.

Susser Holdings Corporation – Page 3

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competition from other convenience stores, gasoline stations, dollar stores, drug stores, supermarkets, hypermarkets and other wholesale fuel distributors; changes in economic conditions; volatility in energy prices; political conditions in key crude oil producing regions; wholesale cost increases of tobacco products; adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; consumer or other litigation; consumer behavior, travel and tourism trends; devaluation of the Mexican peso or restrictions on access of Mexican citizens to the U.S.; unfavorable weather conditions; changes in state and federal regulations; dependence on one principal supplier for merchandise, two principal suppliers for gasoline and one principal provider for transportation of substantially all of our motor fuel; financial leverage and debt covenants; changes in debt ratings; inability to identify, acquire and integrate new stores; dependence on senior management; acts of war and terrorism; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 3, 2010, and subsequent quarterly reports. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

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SUSS-IR